Aberdeen Standard Palladium ETF Trust 10-K/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-238125) on Form S-3 of Aberdeen Standard Palladium ETF Trust of our reports dated February 28, 2022, with respect to the statements of assets and liabilities of Aberdeen Standard Palladium ETF Trust, including the schedules of investments, as of December 31, 2021 and 2020, the related statements of operations and changes in net assets, and the financial highlights for each of the years in the three-year period ended December 31, 2021 and the related notes (collectively, the “financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10-K of Aberdeen Standard Palladium ETF Trust. We also consent to the reference to our firm under the heading “Experts” in the above noted registration statement.

/s/ KPMG LLP

New York, New York
February 28, 2022